Exhibit 99.1

FOR IMMEDIATE RELEASE

CONTACTS:	Ron Klawitter	Michael Newman
	Chief Financial Officer	Investor Relations
	Key Tronic Corporation	StreetConnect
	(509) 927-5295	(206) 729-3625

KEY TRONIC CORPORATION ANNOUNCES

THIRD QUARTER RESULTS

Quarterly Revenue Up 17% Year-over-year;

Strong Operating Efficiencies and Earnings Growth;

Continued Revenue Diversification; Expecting Growth in Q4

Spokane Valley, WA— April 27, 2010 — Key Tronic Corporation (Nasdaq: KTCC), a provider of electronic manufacturing services (EMS), today announced its results for the quarter ended April 3, 2010.

For the third quarter of fiscal 2010, Key Tronic reported total revenue of $51.7 million, up 16% from $44.8 million in the previous quarter and up 17% from $44.2 million in the same period of fiscal 2009. For the first nine months of fiscal 2010, total revenue was $137.8 million, compared to $139.5 million in the same period of fiscal 2009.

Net income for the third quarter of fiscal 2010 was $4.4 million or $0.43 per diluted share, up from $1.7 million or $0.17 per diluted share in the previous quarter and up from $0.3 million or $0.03 per diluted share for the same period of fiscal 2009. Results for the third quarter of fiscal 2010 include a net deferred tax benefit of $2.2 million or approximately $0.22 per diluted share. For the first nine months of fiscal 2010, net income was $6.4 million or $0.63 per diluted share, up from $0.8 million or $0.08 per diluted share for the same period of fiscal 2009.

Higher than anticipated production volumes for the third quarter of fiscal 2010 resulted in a strong gross margin of 10% and an operating margin of 4%, up from 7% and 1%, respectively, in the same period of fiscal 2009.

“We’re very pleased with our strong sequential growth in revenue and earnings during the third quarter of fiscal 2010, driven by increased demand from both new and longstanding customers,” said Craig Gates, President and Chief Executive Officer, “We’ve remained profitable for 25 consecutive quarters by continuing to control our costs, maintain strong operating efficiencies and improve our new product introduction processes, even as we have brought many new programs into production and grown our business.

“During the third quarter of fiscal 2010, we continued to diversify our revenue base by winning new programs involving specialty printers, motion warning systems and video communications equipment. We had about $5 million in orders that were delayed to the fourth quarter because of industry-wide shortages in the global supply chain. In coming periods, we plan to expand capacity in our world-class campuses in Mexico and China to accommodate new programs that we have already won and are moving into production.”

Business Outlook

For the fourth quarter of fiscal 2010, the Company expects to report revenue in the range of $52 million to $58 million, and earnings in the range of $0.14 to $0.19 per share, reflecting an effective tax rate of approximately 33%. Previous quarters have had near zero effective tax rates because profits were offset by the benefits of net operating loss carryforwards, which have now been fully recognized. The Company’s forecast for the fourth quarter of fiscal 2010 may be impacted by continuing supply chain issues that could result in variances in its results as the world’s solid state supply ramps up to meet demand.

Conference Call

Key Tronic will host a conference call today to discuss its financial results at 2:00 PM Pacific (5:00 PM Eastern) on April 27, 2010. A broadcast of the conference call will be available at www.keytronic.com under “Investor Relations” or by calling 877-941-6010 or +1 480-629-9773. A 48-hour replay will be available by calling 800-406-7325 or +1 303 590 3030 (Access Code: 4282480). A replay will also be available on the Company’s Web site.

About Key Tronic

Key Tronic is a leading contract manufacturer offering value-added design and manufacturing services from its facilities in the United States, Mexico and China. The Company provides its customers full engineering services, materials management, worldwide manufacturing facilities, assembly services, in-house testing, and worldwide distribution. Its customers include some of the world’s leading original equipment manufacturers. For more information about Key Tronic visit: www.keytronic.com

Some of the statements in this press release are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include all passages containing verbs such as ‘aims, anticipates, believes, estimates, expects, hopes, intends, plans, predicts, projects or targets’ or nouns corresponding to such verbs. Forward-looking statements also include other passages that are primarily relevant to expected future events or that can only be fully evaluated by events that will occur in the future. Forward-looking statements in this release include, without limitation, the Company’s statements regarding its expectations with respect to quarterly revenue and earnings during fiscal 2010. There are many factors, risks and uncertainties that could cause actual results to differ materially from those predicted or projected in forward-looking statements, including but not limited to the future of the global economic environment and its impact on our customers and suppliers, the accuracy of customers’ forecasts; success of customers’ programs; timing of new programs; success of new-product introductions; acquisitions or divestitures of operations or facilities; technology advances; changes in pricing policies by the Company, its competitors, customers or suppliers; and the other risks and uncertainties detailed from time to time in the Company’s SEC filings.

KEY TRONIC CORPORATION AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(In thousands)

(Unaudited)

	April 3	June 27
	2010	2009
ASSETS
Current assets:
Cash and cash equivalents	$4,610	$729
Trade receivables	27,079	24,867
Inventories	36,002	32,291
Other	7,506	3,168

Total current assets	75,197	61,055

Property, plant and equipment - net	11,598	11,199

Other assets:
Restricted cash	—	124
Deferred income tax asset	4,625	4,611
Other	706	766

Total other assets	5,331	5,501

Total assets	$92,126	$77,755

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$26,663	$18,703
Accrued compensation and vacation	4,496	3,198
Current portion of other long-term obligations	187	359
Other	1,669	1,351

Total current liabilities	33,015	23,611

Long-term liabilities:
Revolving loan	—	2,412
Other long-term obligations	767	618

Total long-term liabilities	767	3,030

Shareholders’ equity:
Common stock, no par value - share authorized 25,000; issued and outstanding 10,126 and 10,066 shares, respectively	39,616	39,359
Retained earnings	17,222	10,843
Accumulated other comprehensive income	1,506	912

Total shareholders’ equity	58,344	51,114

Total liabilities and shareholders’ equity	$92,126	$77,755

KEY TRONIC CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share amounts)

(Unaudited)

	Three Months Ended		Nine Months Ended
	April 3	March 28	April 3	March 28
	2010	2009	2010	2009
Net sales	$51,697	$44,233	$137,756	$139,460
Cost of sales	46,455	40,921	125,129	128,925

Gross profit on sales	5,242	3,312	12,627	10,535

Operating expenses:
Research, development and engineering	796	533	2,063	1,751
Selling, general and administrative	2,216	2,340	6,225	6,533
Goodwill impairment	0	0	0	765

Total operating expenses	3,012	2,873	8,288	9,049

Operating income	2,230	439	4,339	1,486

Interest expense	13	131	77	493

Income before income taxes	2,217	308	4,262	993

(Benefit from) provision for income taxes	(2,197)	46	(2,117)	217

Net income	$4,414	$262	$6,379	$776

Earnings per share:

Earnings per common share - basic	$0.44	$0.03	$0.63	$0.08
Weighted average shares outstanding - basic	10,126	10,066	10,094	10,057

Earnings per common share - diluted	$0.43	$0.03	$0.63	$0.08
Weighted average shares outstanding - diluted	10,254	10,066	10,148	10,075